Exhibit 10.1

February 23, 2010

Jeffery Peck
Owner and President
4050 Williston Road
Suite 511
South Burlington, Vermont 05403

RE: LETTER OF INTENT Between GREEN ENERGY LIVE, INC. and JEFFERY PECK concerning the STOCK PURCHASE ARRANGEMENT OF PECK ELECTRIC, INC. BY GREEN ENERGY LIVE, INC.

Dear Gentlemen:

This Letter of Intent is made between Green Energy Live, Inc. ("GELV") and Jeffery Peck (the “Majority Owner”), shareholder of Peck Electric, Inc. (”PEI”).  Majority Owner has indicated his intention to sell all of his ownership interests in PEI (as well as coordinate in selling ownership interest from all of PEI owners), and GELV have indicated their intention to purchase 100% ownership interests in PEI.  In consideration of furthering this business interests, GELV and Majority Owner do hereby agree as follows, with the intention that the general terms, as amended through due diligence, of this Letter of Intent shall be binding and be implemented under any contemplated terms of a Definitive Agreements (“Definitive Agreements”), to be drafted at a later date.

This is a letter of intent and the final terms of the agreement may change as to suit the findings of the due diligence, but be in the spirit of the forthcoming items:

1.
The Intentions proposed in this Letter of Intent and Definitive Agreements may change.  As the due diligence process continues, both parties may desire cohesively to change the intentions of the transaction.  Both parties may do so only upon written consent of all parties.

a.	Cooperation in Due Diligence. Majority Owner shall cooperate in the due diligence of PEI and shall provide all the necessary paperwork to prove their ownership of PEI.
b.	PEI Ownership. Majority Owner understands that GELV desires to purchase 100% ownership in PEI, and therefore Majority Owner must work with the other owners of PEI to sell their ownership interests.
c.
Audits.  If GELV is unsatisfied with the status of PEI after the Audit of PEI is complete, GELV may terminate this Letter of Intent.  The PEI Audits must be finalized prior to any Definitive Agreements drafted.

d.	Closing Date. The parties anticipate that the closing date shall be April 25, 2010 (“Closing Date”), unless further extended under Section 2 below.

2.
Contemplated Total Estimated Purchase Price in Securities and/or Monies.  The contemplated purchase price is Five Million Dollars ($5,000,000)(“Total Purchase Price”), which shall include any interest amount.  It is contemplated that the following payment schedule be used for the Total Purchase Price of 100% ownership in PEI:

a.	$250,000 in restricted stock payable on the Closing Date, valued at the average daily price for the full month prior to the Closing Date.
b.
$1,000,000 paid upon the Closing Date.  GELV intends to file a Registration S-1 with the Securities and Exchange Commission (“SEC”).  This amount may be paid through that filing or through other methods.

c.	$3,750,000, evidenced by a promissory note, payable in 15 monthly payments of $250,000 (inclusive of any accrued interests), starting 6 months after the Closing Date.
d.	If the payment under subsection (b) is not paid by the Closing Date, the parties may agree to any number of 30-day extensions. A new closing date shall be selected by mutual consent by all parties.
3.
Formation.  PEI shall be acquired by GELV through a reverse triangular merger.  PEI shall be merged into a subsidiary of GELV.  The subsidiary shall be called “GELV Cloud 2, Inc.”  PEI shall be the surviving company between GELV Cloud 2, Inc. and PEI.  Owner Interests in PEI shall be transferred to GELV.  Majority Owner shall be paid the Purchase Price.

4.	Outside Consultant and Audit Costs. Each party shall pay for their own consultant/counsel. GELV shall pay for the Audit costs.
5.
Non-Disclosure of Terms and other Discovered Information.  No party shall disclose any and all material information to third parties without the other party’s approval.  Seller shall not engage other potential purchasers upon signing this Letter of Intent.

6.
GELV may file necessary documents with the SEC.  The Majority Owner hereby gives GELV permission to file whatever form is necessary with the SEC or any government agency concerning the actions contemplated in this Letter of Intent.

Thank you for helping to start the due diligence process by signing this letter.

Sincerely,

“GELV”
Green Energy Live, Inc.
/s/ Karen Clark
Karen Clark, CEO

I accept the above terms of this Letter of Intent, and I shall work towards finalizing the Definitive Agreements, through the due diligence process.

“Majority Owner”

/s/ Jeffery Peck	2/23/10
Jeffery Peck	Date